Exhibit 23


            Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-58512 on Form S-3 of our report dated March 10, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for certain nontraditional long-duration contracts and separate accounts in 2004) relating to the financial statements and financial statement schedules of Allstate Life Insurance Company of New York appearing in the Annual Report on Form 10-K of Allstate Life Insurance Company of New York for the year ended December 31, 2005, and to the reference to us under the heading "Experts" in Exhibit 99(b) of
Part II of this Registration Statement.


/s/ Deloitte & Touche LLP
Chicago, Illinois
April 3, 2006